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                                                                     EXHIBIT 4.6

                                    AMENDMENT
                                       TO
                                   THE BYLAWS
                                       OF
                          MAGNUM HUNTER RESOURCES, INC.



The entire paragraph of "Section 2. Number, Tenure and Qualification" in "Article III - Board of Directors" in the Bylaws shall be deleted in its entirety and shall be replaced with the following:

         "The number of directors of the corporation shall be no less than one or such other minimum number as is required by law. The directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this amendment to the By-laws, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At the second annual meeting following this amendment to the By-laws adoption, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At the third annual meeting of stockholders following the adoption and filing of this amendment to the By-laws, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual meeting".

This amendment to the bylaws was adopted by the Board of Directors and approved by the shareholders of the Corporation on June 29, 1999.


                                         ATTEST:



                                         --------------------------
                                         Secretary

June 29, 1999